CERTIFICATE OF CORRECTION OF
                      AMENDED AND RESTATED
                  CERTIFICATE OF INCORPORATION
                               OF
                   LONE STAR INDUSTRIES, INC.
          LONE STAR INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware (the
"Corporation"),
hereby certifies as follows:
          1. The name under which the Corporation was originally incorporated is LCE Corporation which was changed to Lone
Star Cement
Corporation on May 28, 1969, and the name Lone Star Cement
Corporation
was changed to Lone Star Industries, Inc. on May 20, 1971.
The date
of the filing of the original Certificate of Incorporation of the
Corporation with the Secretary of State of the State of Delaware is
October 14, 1968. The Certificate of Incorporation was amended and restated on April 14, 1994.
          2.   The Amended and Restated Certificate of
Incorporation
was inaccurate insofar as it did not include a classified board of directors in Article EIGHTH thereof. The corrected Article
EIGHTH of
the Restated Certificate of Incorporation shall read in its entirety as follows:

          EIGHTH:   Unless, and except to the extent that
the by-laws
of the corporation shall so require, the election of directors of the corporation need not be by written ballot. The Board of Directors shall be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. The initial term of office of each director in the first class will expire at the annual meeting of stockholders in 1994; the initial term of office of each director in the second class will expire at the annual meeting of stockholders in 1995; and the initial term of office of each director in the third class shall expire at the annual meeting of stockholders in 1996. At each annual election, commencing at the annual meeting of stockholders in 1994, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of three (3) years, and until their respective successors shall be elected and qualified, to succeed those directors whose term expires, so that the term of one class of directors will expire each year.
          The authority for the making of this Certificate of
Correction of the Amended and Restated Certificate of Incorporation is contained in a court order described in Section 303(c) of the
Delaware General Corporation Law.
          IN WITNESS WHEREOF, this Certificate of Correction of the
Amended and Restated Certificate of Incorporation has been executed and attested by the corporation's duly authorized officers this 29th day of April, 1994.




                                   John J. Martin
                         Name:     John J. Martin
                         Title:    Senior Vice President,
                                      General Counsel and
                                      Secretary


Attest:



          John S. Johnson
Name:     John S. Johnson
Title:    Vice President and
            Assistant Secretary